Exhibit 2.2

Not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws or regulations of such jurisdiction.

PRESS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

14 June 2011

AVIS BUDGET GROUP, INC. ANNOUNCES PROPOSED

CASH ACQUISITION OF AVIS EUROPE PLC

(to be implemented by way of a scheme of arrangement under Part 26 of the Companies Act)

AVIS EUROPE’S MAJORITY SHAREHOLDER IRREVOCABLY COMMITS TO ACCEPT THE PROPOSALS

Summary

•
The boards of directors of Avis Budget and Avis Europe are pleased to announce today that they have reached agreement on the terms of a recommended cash acquisition of the entire issued and to be issued share capital of Avis Europe by Avis Budget (the “Acquisition”).

•
It is intended that the Proposals will be implemented by way of a Court-sanctioned scheme of arrangement between Avis Europe and the Avis Europe Shareholders under Part 26 of the Companies Act. Further terms of the Scheme are contained in the full text of this announcement with the detailed terms of the Scheme to be set out in the Scheme Document.

•	Under the terms of the Proposals, Avis Europe Shareholders will receive 315 pence in cash for each Avis Europe Share held.

•
The consideration of 315 pence in cash for each Avis Europe Share values the entire issued and to be issued share capital of Avis Europe at approximately £636 million and represents a premium of approximately:

60.2 per cent. over the Closing Price of 196.6 pence per Avis Europe Share on 13 June 2011, being the last Business Day prior to the date of this announcement; and

63.3 per cent. over the average Closing Price of 192.9 pence per Avis Europe Share for the three months prior to the date of this announcement.

•	Based on Avis Europe's reported financials for the year ending 31 December 2010, the transaction value, including Avis Europe's financial debt net of cash, represents a multiple of Avis Europe's 2010 Corporate EBITDA of less than 7.5x after adjusting for estimated transaction synergies.

•
Upon the Acquisition becoming effective, the combined Avis Budget and Avis Europe Groups will have revenue of approximately $7 billion and owned or licensed operations in more than 150 countries. In addition, the Acquisition will give Avis Budget an increased presence in rapidly growing international markets, including India and China.

•
Avis Budget is providing the cash consideration payable under the Proposals from a combination of its own resources, equity funding (which may include the issuance of new shares of Avis Budget common stock in an amount not expected to exceed $250 million) and debt financing which has been arranged by a syndicate of banks and/or proceeds from the issuance of debt securities.

•
Avis Budget (acting through its indirect, wholly-owned subsidiary AE Consolidation) has received an irrevocable undertaking to vote in favour of the Scheme at the Court Meeting and in favour of each of the resolutions to be proposed at the General Meeting from Avis Europe’s majority shareholder, D’Ieteren, in respect of a total of 116,574,579 Avis Europe Shares, representing, approximately 59.6 per cent. of Avis Europe’s existing issued share capital. This undertaking will continue to be binding in the event that any higher competing offer is made for Avis Europe.

•
The Avis Europe Directors, who have been so advised by Barclays Capital, consider the terms of the Acquisition to be fair and reasonable. In providing advice to the Avis Europe Directors, Barclays Capital has taken into account the commercial assessments of the Avis Europe Directors.

•
Accordingly, the Avis Europe Directors intend unanimously to recommend to Avis Europe Shareholders that they vote in favour of the Scheme at the Court Meeting and in favour of each of the resolutions to be proposed at the General Meeting, as they have irrevocably undertaken to do in respect of their own beneficial holdings of Avis Europe Shares, which amount, in aggregate, to 429,066 Avis Europe Shares, representing approximately 0.22 per cent. of Avis Europe’s existing issued share capital. These undertakings will continue to be binding in the event that any higher competing offer is made for Avis Europe.

•
In total Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) holds irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and in favour of each of the resolutions to be proposed at the General Meeting in respect of 117,003,645 Avis Europe Shares, representing, in aggregate, approximately 59.82 per cent. of Avis Europe’s existing issued share capital. The circumstances in which these undertakings will fall away are set out in Appendix IV.

•
In order to become effective, the Acquisition must, among other things, be approved by the requisite majorities of the Avis Europe Shareholders present (in person or by proxy) and entitled to vote at the Court Meeting and the General Meeting.

•
It is expected that the Scheme Document will be posted on or around 8 July 2011 and that the Court Meeting and General Meeting will be held on or around 29 July 2011.  Subject to satisfaction or, where relevant, waiver of the conditions set out in Appendix I of this announcement it is expected that the Scheme will become effective in October 2011.

•
Avis Budget is effecting the Acquisition through AE Consolidation, a newly incorporated company formed at the direction of Avis Budget for the purpose of implementing the Proposals and which forms part of the Avis Budget Group. AE Consolidation is a wholly-owned subsidiary of AE Holdco Limited, which is a wholly-owned subsidiary of Avis Budget.

•	Morgan Stanley and Citi are acting as joint financial advisers to Avis Budget.

•	Barclays Capital is acting as sole financial adviser to Avis Europe.

•	Commenting on the Proposals, Ronald L. Nelson, chairman and chief executive officer of Avis Budget said:

“This transaction represents an outstanding opportunity for Avis Budget, and the acquisition of a business that we have long sought to own. The transaction re-unites the global operation of the Avis and Budget brands under one corporate umbrella, and is both financially and strategically compelling. We expect the combination of our two companies will allow us to more effectively serve vehicle-rental customers worldwide, and to achieve synergies of more than $30 million per year.  In addition, the acquisition will give Avis Budget an increased presence in rapidly-growing international markets, including India and China.

From a financial perspective, we expect the acquisition of Avis Europe to be accretive to Avis Budget’s earnings per share on a pro-forma basis with synergies, excluding any integration and other one-time costs and the non-cash effects of purchase accounting.  Because the Avis Europe and Avis Budget Groups generally do not have operations in the same jurisdiction, the acquisition is not expected to face significant antitrust obstacles.”

•	Commenting on the Proposals, Pascal Bazin, Chief Executive Officer of Avis Europe, said:

“Over the last three years, we are proud to have delivered a successful transformation and turnaround of our business, together with successful geographic development in fast growing territories and development of new mobility offers. Today's announcement of the recommended acquisition of Avis Europe by Avis Budget enables us to provide both a compelling substantial immediate cash return to shareholders and an exciting opportunity for Avis Europe's customers, employees, partners and licensees to benefit from the many advantages that will come from being part of a combined Avis Europe and Avis Budget Group with our two strong global brands, increased scale and improved access to capital.”

This summary should be read in conjunction with and is subject to the full text of the following announcement and the Appendices.  Appendix I sets out the conditions and certain further terms of the Scheme and the Acquisition.  Appendix II contains bases and source notes relating to certain information contained in this announcement.  Appendix IV lists the circumstances in which the undertakings described in paragraph 5 of the announcement will fall away. Certain terms used in this summary and the following announcement (including the Appendices) are defined in Appendix III.

Enquiries:

Avis Budget Group, Inc. Ronald Nelson, (Chairman and Chief Executive Officer)	Tel: +1 212 355 4449 Tel: +44 (0)20 7269 7170
Morgan Stanley (joint financial adviser to Avis Budget) Adrian Doyle Ari Terry Daniel Blank	Tel: +44 (0)20 7425 5000 Tel: +1 212 761 7715
Citi (joint financial adviser to Avis Budget) Philip Robert-Tissot Grant Kernaghan	Tel: +44 (0)20 7986 4000
Joele Frank, Wilkinson Brimmer Katcher (investor relations adviser to Avis Budget) Jennifer Friedman	Tel: +1 212 355 4449
Financial Dynamics (financial communications adviser to Avis Budget) Jonathan Brill	Tel: +44 (0)20 7269 7170
Avis Europe plc Pascal Bazin, (Chief Executive Officer) Martyn Smith, (Chief Financial Officer)	Tel: +44 (0) 1344 42 6644

Barclays Capital (financial adviser to Avis Europe) Matthew Smith Stuart Ord	Tel: +44 (0)20 7623 2323
RBS Hoare Govett (Corporate Broker to Avis Europe) Sara Hale Harry Nicholas	Tel: +44 (0)20 7678 8000
MHP Communications (public relations adviser to Avis Europe) Andrew Jaques Barnaby Fry Simon Hockridge	Tel: +44 (0)20 3128 8100

Avis Europe will host an investor call at 9:30 a.m. (BST) on 14 June 2011 (the date of this announcement) which can be accessed using the following details:

•	Toll free dial in: 0800 694 2557

•	International dial in: +44 (0) 1452 565 630

•	Conference ID: 75609538

Further information

Morgan Stanley is acting exclusively for Avis Budget and AE Consolidation and no one else in connection with the Acquisition and will not be responsible to anyone other than Avis Budget and AE Consolidation for providing the protections afforded to its clients for providing advice in relation to the Acquisition or in relation to the contents of this announcement or any transaction or any other matters referred to herein.

Citi, which is authorised and regulated in the United Kingdom by the FSA, is acting exclusively for Avis Budget and AE Consolidation and no one else in connection with the Acquisition and will not be responsible to anyone other than Avis Budget and AE Consolidation for providing the protections afforded to its clients for providing advice in relation to the Acquisition or in relation to the contents of this announcement or any transaction or any other matters referred to herein.

Barclays Capital, which is authorised and regulated in the United Kingdom by the FSA, is acting exclusively for Avis Europe and no one else in connection with the Acquisition and will not be responsible to anyone other than Avis Europe for providing the protections afforded to its clients for providing advice in relation to the Acquisition or in relation to the contents of this announcement or any transaction or any other matters referred to herein.

This announcement is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to subscribe for or purchase any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Proposals or otherwise.  The Proposals will be made solely through the Scheme Document, which will contain the full terms and conditions of the Proposals, including details of how to vote in favour of the Proposals. Avis Europe Shareholders are strongly advised to read the Scheme Document carefully when it is available because it will contain important information.  Any acceptance of, or other response to, the Proposals should be made only on the basis of the information in the Scheme Document. The laws of relevant jurisdictions may affect the availability of the Proposals to persons not resident in the United Kingdom and their ability to vote on them.  Persons who are not resident in the United Kingdom, or who are subject to the laws of any jurisdiction other than the United Kingdom, should inform themselves about, and observe, any applicable legal and regulatory requirements.

Whether or not certain Avis Europe Shares are voted at the Court Meeting or the General Meeting, if the Scheme becomes effective, those Avis Europe Shares will be cancelled pursuant to the Scheme in return for the payment of 315 pence per Avis Europe Share.

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable legal and regulatory requirements.  Any failure to comply with the applicable requirements may constitute a violation of the securities laws of any such jurisdiction.  This announcement has been prepared for the purpose of complying with English law and the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

Any person (including, without limitation, any custodian, nominee and trustee) who would, or otherwise intends to, or who may have a contractual or legal obligation to, forward this announcement and/or the Scheme Document and/or any other related document to any jurisdiction outside the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction.

Notice to US Investors: The Acquisition is of securities of a UK company by means of a scheme of arrangement under English law. A transaction implemented by means of an English scheme of arrangement is not subject to the US tender offer or proxy rules. Accordingly, the Acquisition is subject to disclosure and procedural requirements and practices applicable in the UK to schemes of arrangement which differ from the disclosure and procedural requirements of the US tender offer and proxy rules as well as other federal securities laws.

Forward-looking statements

This announcement, oral statements made regarding the Acquisition and other information published by Avis Budget, AE Consolidation and Avis Europe may contain statements that are, or may be, forward-looking statements. All statements other than statements of historical facts included in this announcement may be forward-looking statements. Forward-looking statements often use words such as "target", "plan", "believe", "expect", "aim", "intend", "will", "should", "could", "would", "may", "consider", "continue", "forecast" "anticipate", "estimate", "synergy", "cost saving", "project", "goal" or "strategy" or words or terms of similar substance or the negative of such words. Forward-looking statements included herein may include (but are not limited to) statements relating to the following: (i) the expected timetable for implementing the Proposals; (ii) future financial performance, business strategy, projected plans and objectives and future prospects of Avis Budget or Avis Europe; (iii) business and management strategies and the expansion and growth of Avis Budget’s or Avis Europe's operations and potential synergies resulting from the acquisition of Avis Europe by Avis Budget; and (iv) the effects of government regulation on Avis Budget’s or Avis Europe's business.

These forward-looking statements are not guarantees of future performance. They have not been reviewed by the auditors of Avis Budget or Avis Europe. There are a number of unknown or unpredictable factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements, including, among other things, the enactment of legislation or regulation that may impose costs or restrict activities; the re-negotiation of contracts or licences; fluctuations in demand and pricing in the vehicle rental industry; changes in petrol prices; changes in currency exchange rates and/or interest rates; fluctuations of exchange controls, changes in government policy and taxation; industrial disputes; war and terrorism. These forward-looking statements involve known and unknown risks and uncertainties which may cause them to differ materially from the actual results, performance or achievements expressed or implied by such forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the ability of the person making the statement to control or estimate precisely. These forward-looking statements are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this announcement. All subsequent oral or written forward-looking statements attributable to Avis Budget, AE Consolidation or Avis Europe or any of their respective members, directors, officers or employees or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. All forward-looking statements included in this announcement are based on information available to Avis Budget, AE Consolidation and Avis Europe on the date of this announcement and are made only as of the date of this announcement. Undue reliance should not be placed on such forward-looking statements.

Subject to compliance with their legal and regulatory obligations, Avis Budget, AE Consolidation and Avis Europe do not intend, or undertake any obligation, to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Not a profit forecast

No statement in this announcement is intended as a profit forecast or profit estimate and no statement in this announcement should be interpreted to mean that the future earnings per share of the combined entity, Avis Budget and/or Avis Europe for current or future financial years will necessarily match or exceed the historical or published earnings per share of Avis Budget or Avis Europe.

Publication of this announcement

A copy of this announcement will be available free of charge for inspection on the following website from 12 noon (London time) on 15 June 2011: www.avis-europe.com

Rule 8 Summary

Under Rule 8.3(a) of the City Code, any person who is, or becomes, “interested” in 1 per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an “Opening Position Disclosure” following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified.

An “Opening Position Disclosure” must contain details of the person’s interests and short positions in, and rights to subscribe for, any “relevant securities” of each of (i) the offeree company and (ii) any paper offeror(s). An “Opening Position Disclosure” by a person to whom Rule 8.3(a) of the City Code applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the “relevant securities” of the offeree company or of a paper offeror prior to the deadline for making an “Opening Position Disclosure” must instead make a “Dealing Disclosure”.

Under Rule 8.3(b) of the City Code, any person who is, or becomes, interested in 1 per cent. or more of any class of “relevant securities” of the offeree company or of any paper offeror must make a “Dealing Disclosure” if the person deals in any “relevant securities” of the offeree company or of any paper offeror. A “Dealing Disclosure” must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any “relevant securities” of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8 of the City Code. A “Dealing Disclosure” by a person to whom Rule 8.3(b) of the City Code applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an “interest” in “relevant securities” of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3 of the City Code.

“Opening Position Disclosures” must also be made by the offeree company and by any paper offeror and “Dealing Disclosures” must also be made by the offeree company, by any paper offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4 of the City Code).

Details of the offeree and offeror companies in respect of whose relevant securities “Opening Position Disclosures” and “Dealing Disclosures” must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of “relevant securities” in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an “Opening Position Disclosure” or a “Dealing Disclosure”, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

Terms in quotation marks are defined in the City Code, which can also be found on the Panel's website.

In accordance with Rule 2.10 of the City Code, Avis Europe confirms that at the close of business on 13 June 2011, it had 195,610,761 ordinary shares of 10p each in issue. The ISIN reference for the ordinary shares is GB00B693LN18.

Not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws or regulations of such jurisdiction.

PRESS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

14 June 2011

AVIS BUDGET GROUP, INC. ANNOUNCES PROPOSED

CASH ACQUISITION OF AVIS EUROPE PLC

(to be implemented by way of a scheme of arrangement under Part 26 of the Companies Act)

AVIS EUROPE’S MAJORITY SHAREHOLDER IRREVOCABLY COMMITS TO ACCEPT THE PROPOSALS

1	Introduction

The boards of directors of Avis Budget and Avis Europe are pleased to announce today that they have reached agreement on the terms of recommended cash acquisition of the entire issued and to be issued share capital of Avis Europe by Avis Budget (the “Acquisition”) intended to be effected by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

2	Recommendation

The Avis Europe Directors, who have been so advised by Barclays Capital, consider the terms of the Proposals to be fair and reasonable. In providing advice to the Avis Europe Directors, Barclays Capital has taken into account the commercial assessments of the Avis Europe Directors.

Accordingly, the Avis Europe Directors intend unanimously to recommend to Avis Europe Shareholders that they vote in favour of the Scheme at the Court Meeting and all of the resolutions to be proposed at the General Meeting, as they have irrevocably undertaken to do in respect of their own beneficial holdings of Shares, which amount, in aggregate, to 429,066 Avis Europe Shares, representing approximately 0.22 per cent. of the existing issued share capital of Avis Europe.

3	Background to and reasons for the recommendation of the Proposals by the Avis Europe Directors

On 19 May 2011, the board of directors of Avis Europe received an indicative proposal from Avis Budget to acquire the entire issued and to be issued share capital of Avis Europe.  In considering whether to recommend the Proposals, the Avis Europe Directors have taken into account the following factors:

•
The consideration of 315 pence in cash for each Avis Europe Share values the entire issued and to be issued share capital of Avis Europe at approximately £636 million and represents a premium of approximately:

o	60.2 per cent. over the Closing Price of 196.6 pence per Avis Europe Share on 13 June 2011, being the last Business Day prior to the date of this announcement; and

o	63.3 per cent. over the average Closing Price of 192.9 pence per Avis Europe Share for the three months prior to the date of this announcement.

•	Avis Europe’s excellent strategic fit with Avis Budget.

•
Avis Europe’s sole right to use the Avis and Budget brands is granted by Avis Budget through certain licensing agreements which are due to expire in 2036. Such licensing agreements can be terminated by Avis Budget in the event a “competitor” acquires more than 35 per cent. of the voting share capital of Avis Europe. For this purpose, a “competitor” is defined as any person or company who owns or operates a business under an international, national or regional vehicle rental system (other than the Avis Budget Wizard system), if such business, including agents or licensees thereof: (i) is carried on at more than 300 rental locations; and (ii) is operating more than 12,000 vehicles, provided that a person or company engaged in leasing of vehicles for terms of more than one year shall not be considered to be engaging in vehicle rental. Avis Budget, as the licensor of the Avis and Budget brands to Avis Europe, is therefore the logical strategic acquirer of Avis Europe.

In light of the above, the Avis Europe Directors consider that the Consideration offered under the Proposals provides Avis Europe Shareholders with certainty and offers fair value now for the long-term potential of the Avis Europe Group.

The Avis Europe Directors have therefore decided to recommend the Proposals as they believe they represent fair value for Avis Europe’s Shareholders. They consider that the Proposals offer Shareholders an attractive premium to the valuation provided by the market and the advantage of the certainty of realising their investment in cash.

The Avis Europe Directors, who have been so advised by Barclays Capital, consider the terms of the Proposals to be fair and reasonable. In providing its advice to the Avis Europe Directors, Barclays Capital has taken into account the commercial assessments of the Avis Europe Directors.

The Avis Europe Directors intend unanimously to recommend to Avis Europe Shareholders that they vote in favour of the Scheme at the Court Meeting and all of the resolutions to be proposed at the General Meeting.

4	Consideration

Under the terms of the Proposals, which will be subject to the conditions and certain further terms set out in Appendix I to this announcement and set out in the Scheme Document, if the

Scheme becomes effective, those holders of Avis Europe Shares on the register of members of Avis Europe at the Scheme Record Time will have their Avis Europe Shares cancelled and will receive:

for each Avis Europe Share:                                                      315 pence in cash

5	Shareholder commitments

Avis Budget (acting through its indirect, wholly-owned subsidiary AE Consolidation) has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting in respect of a total of 117,003,645 Avis Europe Shares, representing, in aggregate, approximately 59.82 per cent. of the existing issued share capital of Avis Europe, as follows:

(a)           Directors’ irrevocable undertakings

The Avis Europe Directors who hold Shares in Avis Europe, being W.A. Cathcart, Pierre Alan De Smedt, Pascal Bazin, Martyn Smith and Les Cullen, have irrevocably undertaken to vote in favour of the Scheme at the Court Meeting and each of the resolutions to be proposed at the General Meeting in respect of their own beneficial holdings of Avis Europe Shares, as noted below, which amount, in aggregate, to 429,066 Avis Europe Shares representing, in aggregate, approximately 0.22 per cent. of the existing issued share capital of Avis Europe. The terms of these irrevocable undertakings will continue to be binding in the event that a higher competing offer is made for Avis Europe.

	Number of Shares	Percentage of existing issued ordinary share capital
W.A. Cathcart	94,216	0.05
Pierre Alain De Smedt	101,844	0.05
Pascal Bazin	171,521	0.09
Martyn Smith	57,235	0.03
Les Cullen	4,250	De minimis
Total	429,066	0.22

(b)           Other undertakings

An irrevocable undertaking to vote in favour of the Scheme at the Court Meeting and each of the resolutions to be proposed at the General Meeting has been received by Avis Budget (acting through its indirect, wholly-owned subsidiary AE Consolidation) in respect of a total of

116,574,579 Avis Europe Shares, representing, in aggregate, approximately 59.6 per cent. of the existing issued share capital of Avis Europe, from D’Ieteren, in respect of the Shares legally and beneficially held by it and its group undertakings, being 116,574,579 Avis Europe Shares, representing approximately 59.6 per cent. of Avis Europe’s existing issued share capital. This undertaking will continue to be binding in the event that any higher competing offer is made for Avis Europe.

The circumstances in which these irrevocable undertakings fall away are set out in Appendix IV.

6	Information on Avis Europe

Avis Europe is a leading car rental company in Europe, Africa, the Middle East and Asia, where it operates the globally recognised Avis and Budget brands. Avis Europe has been granted a long-term licence to operate the two brands in these regions by Avis Budget (which operates the two brands in the rest of the world), certain further details of which are set out in paragraph 3.

Avis Europe operates the Avis brand across four continents via a network of over 3,100 locations in 112 countries, through wholly-owned subsidiaries in 13 countries complemented by licence arrangements in a further 99 countries.

Avis Europe operates the Budget brand (the licence in respect of which it acquired in 2003), across three continents through over 950 locations in 59 countries. These are predominantly franchise businesses with corporate operations in the UK and Continental Europe.

On 13 June 2011 (the last Business Day prior to the date of this announcement), the Closing Price of an Avis Europe Share was 196.6 pence, resulting in a market capitalisation of approximately £385 million. For the year ended 31 December 2010, Avis Europe recorded rental income of €1,200.3 million and pre-tax profit of €51.0 million. As at 31 December 2010, Avis Europe had net assets of €291.9 million and gross assets of €1,758.0 million.

Trading update

In its Interim Management Statement issued on 17 May 2011, Avis Europe reported trading in line with management expectations, supported by the overall economic recovery and benefitting from the substantial transformation undertaken in the business over the last three years. The encouraging improvement in volumes seen in the second half of last year had been sustained, with billed days ahead of the comparative in nearly all markets. Moreover, as part of its strategy to better use capacity in the off-peak periods, the Avis Europe Group had particularly grown volumes in Corporate and Insurance / Replacement customer groups. Taking into account the late timing of Easter this year, the Individual customer group had also performed well across March and April. From a geographic perspective, Avis Europe continued successfully to strengthen its market position in the UK, achieved strong growth in Germany and saw some early recovery in Spain.

Avis Europe further reported that, as a consequence of the mix of effects listed above, reported rental revenue per day had been lower than the prior year. The licensee businesses continued to grow, fully absorbing relatively small impacts from recent events in North Africa and the Middle East. Rental income for the four months to the end of April was therefore 5.2 per cent. ahead of prior year. The Avis Europe Group continued to maintain very tight control over all costs, including embedding the restructuring of last year coupled with further organisational actions undertaken in the period, particularly in Spain.

As expected, the interest charge had benefited from lower effective rates, capital control and the full year effects of the rights issue proceeds.

The Avis Europe Group’s expectations for the full year therefore continue to remain unchanged at this stage and Avis Europe continues to expect good progress for the year and a further increase in its underlying pre-tax margin. Positive volume trends across main markets are expected to continue, with the mix of effects listed above reducing reported rental income per day. Fleet costs are expected to be broadly flat versus the prior year and other cost lines will continue to be robustly managed. There has been no material change to Avis Europe’s expectations for the year-end stand-alone net debt position as it continues to maintain close focus on capital employed.

All statements set out in the trading update above are set out in, or have been derived by Avis Europe by reference to, its Interim Management Statement.

As of the date of this Announcement, the Avis Europe Group’s trading has continued to reflect the trends identified in the Interim Management Statement referred to above. In May, volumes were strongly ahead of the prior year. Reported rental revenue per day continued to be lower than the prior year, reflecting the mix of effects listed above and were also distorted to an extent by the effect of the Icelandic ash cloud last year. Forward summer reservations are currently strong, although visibility remains limited as customers continue to book later.

7	Information on Avis Budget

Avis Budget operates two of the most recognised brands in the global vehicle rental industry through Avis and Budget. Avis is a leading rental car supplier positioned to serve the premium commercial and leisure segments of the travel industry and Budget is a leading rental car supplier focused primarily on more value-conscious segments of the industry. Avis Budget is a leading vehicle rental operator in North America, Australia, New Zealand and certain other regions where Avis Budget serves and its licensees operate the Avis and Budget brands in more than 100 countries throughout the world. Avis Budget generally maintains a leading share of airport car rental revenue and it operates one of the leading truck rental businesses in the United States.

Avis Budget’s car rental business enjoys significant benefits from operating two distinct brands that target different industry segments but share the same fleet, maintenance facilities, systems, technology and administrative infrastructure. Avis Budget believes that Avis and Budget both enjoy complementary demand patterns with mid-week commercial demand balanced by weekend leisure demand. In 2010, Avis Budget generated total revenues of $5,185 million. The Avis, Budget and Budget Truck brands accounted for approximately 62 per cent., 31 per cent. and 7 per cent. of Avis Budget’s revenue, respectively, in 2010.

On average, Avis Budget’s rental fleet totalled more than 345,000 vehicles, and Avis Budget completed more than 22 million vehicle rental transactions worldwide in 2010. In the United States, in 2010, Avis Budget derived approximately 81 per cent. of its nearly $4.0 billion in total car rental revenue from on-airport locations and approximately 19 per cent. of its revenue from off-airport locations, which it refers to as Avis Budget’s local market business. Avis Budget also licenses the use of the Avis and Budget trademarks to licensees (including Avis Europe) in areas in which Avis Budget does not operate directly.

8	Reasons for the offer and future plans for Avis Europe

Avis Budget is a leader in the vehicle rental industry and is an experienced acquirer and integrator of car rental businesses. Avis Europe initially separated from Avis Budget in 1986 and has since operated independently, while using the Avis Budget brand under exclusive license in certain territories across several continents. The proposed transaction will re-unify the world-class Avis and Budget brands globally under one corporate umbrella, allowing the combined entity to seamlessly serve leisure and business travellers around the world.

The proposed transaction is both strategically and financially attractive. Avis Budget recognises the success that Avis Europe has achieved in growing its business, integrating its operations, expanding the Budget brand and re-aligning its cost structure to address the global economic downturn. Through the unified operation and ownership of these brands, the combined organization should be able to further these efforts, capturing synergies through the use of a single corporate infrastructure and addressing global opportunities as a single provider.  The transaction will also allow Avis Budget to increase its presence in rapidly-growing international markets, including India and China.

If the Acquisition closes, Avis Europe Shareholders will benefit from a fair price in cash, which offers certainty, and Avis Europe’s employees and licensees will benefit from Avis Budget’s operating expertise and financial strength, as well as the opportunity to join a larger organisation with enhanced opportunities.

9	Financing of the Acquisition

Avis Budget is providing the cash consideration payable under the Proposals from a combination of its own resources, equity funding (which may include the issuance of new shares of Avis Budget common stock in an amount not expected to exceed $250 million) and debt financing which has been arranged by a syndicate of banks and/or proceeds from the issuance of debt securities.

Further details of the financing of the Acquisition will be included in the Scheme Document.

Morgan Stanley and Citi, as joint financial advisers to Avis Budget and AE Consolidation, have confirmed that they are satisfied that sufficient financial resources are available to Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) to enable it to satisfy in full the cash consideration payable by Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) under the terms of the Acquisition.

10	Management and employees

Avis Budget attaches great importance to the skills and experience of the management and employees of Avis Europe. Avis Budget intends and has given assurances to the Avis Europe Directors that, on the Proposals becoming effective, the existing contractual and statutory employment rights and pension rights of all employees of Avis Europe will be fully safeguarded.

Avis Budget’s plans do not involve any material changes to the terms of employment of the Avis Europe employees. Whilst these plans represent Avis Budget’s current intentions, Avis Budget reserves the right to reorganise the enlarged group created by the Acquisition as strategy evolves.

11	Avis Europe Share Schemes

The Proposals extend to holders of Avis Europe Shares issued or transferred following the exercise or vesting of share options and awards prior to the Effective Date under the Avis Europe Share Schemes.

Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) has agreed in the Implementation Agreement that if Avis Europe’s Remuneration Committee considers it appropriate to exercise its discretion to determine that the vesting level of awards granted under the Avis Europe Long Term Incentive Plan in 2010 and 2011 will not be subject to a time pro-rating reduction, then instead of acquiring or receiving an additional number of Avis Europe Shares that would result from the disapplication of the time pro-rating, participants will be entitled to receive a cash sum equal to the latent gain (save that the Remuneration Committee may make adjustments to the basis or manner in which awards are satisfied in order to facilitate tax-effective treatment in the hands of participants).  Any such cash amount will be paid (subject to any deductions required by law) on the first payroll date in January 2012 provided that the participant’s employment has not terminated prior to 31 December 2011 by reason of (i) fraud, (ii) gross misconduct, (iii) a serious breach or non observance of his contract of employment, or (iv) the participant having resigned or given notice of termination of his employment (in each case, other than in response to a repudiatory breach of contract by his employer). Earlier payment will be made if the participant leaves for any other reason.

Participants in the Avis Europe Share Schemes will be contacted regarding the effect which the Acquisition will have on their rights under those schemes, and appropriate proposals will be made to such participants in due course.  Details of the terms of such proposals will be included in the Scheme Document. Avis Budget has undertaken that the Acquisition will be implemented in such manner as to ensure that no participant in the Avis Europe Share Schemes is disadvantaged because the Acquisition proceeds by way of scheme of arrangement rather than takeover offer.

12	Structure of the Proposals

It is intended that the Proposals will be effected by means of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

The purpose of the Scheme is to provide for Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) to become the owner of all of the issued and to be issued share capital of Avis Europe. This is to be achieved by the cancellation of the Scheme Shares and the application of the reserve arising from such cancellation in paying up in full a number of new Ordinary Shares and issuing the same to Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation). The cancellation of the Scheme Shares and the subsequent issue of such new Ordinary Shares to Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) will result in Avis Europe becoming a wholly-owned subsidiary of Avis Budget.

In consideration for the cancellation of the Scheme Shares, the holders of such Scheme Shares will receive the Consideration on the basis set out in paragraph 3 above.

Implementation of the Scheme will be subject to the conditions and certain further terms referred to in Appendix I to this announcement and to be set out in the Scheme Document. Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) has separately agreed with Avis Europe that it will not seek to rely on or invoke any condition to the Scheme if and to the extent the fact, matter, event or circumstance that may prevent the fulfilment or satisfaction of the relevant condition has been Disclosed to Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) and its advisers in the data room set up by Avis Europe in the course of negotiations in connection with the Acquisition.

Implementation of the Scheme will require, among other things, the following events to occur on or before 21 October 2011 (or such later date (if any) as Avis Europe and Avis Budget may, with the consent of the Panel, agree and the Court may allow):

•
the passing of a resolution to be proposed at the Court Meeting to approve the Scheme (requiring the approval of a majority in number of the Scheme Shareholders present and voting, either in person or by proxy, representing not less than 75 per cent. in value of the Scheme Shares held by such Scheme Shareholders); and

•
the passing of the Special Resolution to be proposed at the General Meeting to implement the Scheme and approve the Capital Reduction (requiring the approval of Avis Europe Shareholders representing at least 75 per cent. of the votes cast in respect of such special resolution).

Once the Court Meeting and General Meeting have been held and the Scheme has been approved by the Scheme Shareholders and the Special Resolution has been approved by Avis Europe Shareholders, the Scheme must be sanctioned and the Capital Reduction confirmed by the Court. Office copies of the Court Orders must be delivered to the Registrar of Companies for registration (accompanied, in the case of the Second Court Order, by the Statement of Capital). The Proposals will only become fully effective on the Second Court Order and the Statement of Capital approved by the Court being delivered to the Registrar of Companies for registration and, if the Court so orders, being registered by the Registrar of Companies.

The Scheme provides for Avis Europe and Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation), following consultation with the Panel, jointly to consent, on behalf of all persons concerned, to any modification of or addition to the Scheme or to any condition that the Court may approve or impose and which would not have a material adverse affect on the interests of any Scheme Shareholder under the Scheme.

If the Scheme becomes effective, it will be binding on Avis Europe and all holders of Scheme Shares including those who did not vote to approve the Scheme or who voted against the Scheme. It will also be binding on Avis Europe Shareholders who, not holding Scheme Shares, agreed to be bound by the Scheme in respect of their Avis Europe Shares.

The Scheme Document containing details of the Scheme and notices of the Court Meeting and the General Meeting, together with the forms of proxy in respect of the Court Meeting and the General Meeting, will be posted to Avis Europe Shareholders and, for information only, to participants in the Avis Europe Share Schemes, as soon as reasonably practicable following the date of this announcement and, in any event, within 28 days of the date of this announcement, unless otherwise agreed with the Panel.

The expected timetable of principal events is as follows:

Event	Expected Timing
Posting of Scheme Document	8 July 2011
Court Meeting and General Meeting	29 July 2011
First Court Hearing to sanction the Scheme	28 September 2011
Second Court Hearing to confirm the Capital Reduction	30 September 2011
Effective Date	3 October 2011
Latest date for consideration to be posted to Shareholders	By 17 October 2011
A more detailed timetable will be included in the Scheme Document.

Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) may elect at any time to implement the Acquisition by way of a Takeover Offer rather than the Scheme, subject to the consent of, and any modification or amendments as may be required by, the Panel or the Court.

13	Implementation Agreement

Avis Europe and Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) have entered into an Implementation Agreement which provides, among other things, for the implementation of the Scheme, and which also contains certain assurances and confirmations between the parties, including in relation to the implementation of the Scheme in a timely manner and governing the conduct of the business of Avis Europe pending the Effective Date.  Under the Implementation Agreement, Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) has reserved the right to effect the Acquisition via a Takeover Offer instead of by way of the Scheme.

Summaries of the provisions relating to the inducement fee arrangement, non-solicitation undertaking and matching right, as contained in the Implementation Agreement, are set out in paragraphs 14 and 15 below.

14	Inducement fee

In consideration of Avis Budget making this announcement, Avis Europe has agreed to pay to Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) an inducement fee of £6,359,553 by way of compensation if, during the period commencing on the date of this announcement and ending on the earlier of the date on which the Scheme either (i) lapses; or (ii) is withdrawn, a Competing Proposal is announced and subsequently (whether before or after the date on which the Scheme lapses or is withdrawn) becomes effective.

As part of the inducement fee arrangements, Avis Europe has also given an undertaking that it shall not (and it shall procure that no member of the Avis Europe Group shall) until the earlier of (i) the Effective Date and (ii) termination of the Implementation Agreement in accordance with its terms, offer to pay, or pay, or agree with any other person to pay, any inducement fee, break fee, expense reimbursement or other similar fee, payment or arrangement.

Nothing in the Implementation Agreement shall oblige Avis Europe to pay to Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) any amount which the Panel determines would not be permitted under Rule 21.2 of the City Code or which would otherwise require approval of Avis Europe Shareholders under LR 10.2.7 of the Listing Rules.

15	Non - solicitation and matching rights

In consideration of Avis Budget making this announcement, Avis Europe has undertaken that it will not permit any member of the Avis Europe Group or any of its or their respective directors, officers, Senior Executives, agents or advisers, prior to the earlier of (i) the Effective Date and (ii) termination of the Implementation Agreement in accordance with its terms, directly or indirectly to:

(a)           solicit, initiate, encourage or otherwise seek to procure a Competing Proposal; or

(b)
enter into any discussions or communications with any other person in response to their making an unsolicited Competing Proposal or unsolicited approach in respect of a Competing Proposal (other than in compliance with Rule 20.2 of the City Code or, in respect of the Europe Directors, compliance with their fiduciary and statutory duties).

Avis Europe has agreed that, if it does receive any unsolicited approach, it will, as soon as reasonably practicable and lawful, inform Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) thereof and that the Avis Europe Directors will not withhold, withdraw, change or modify their recommendation of the Acquisition (other than in compliance with Rule 20.2 of the City Code or, in respect of the Avis Europe Directors, compliance with their fiduciary duties).

In addition, Avis Europe has agreed that if a person makes a Superior Proposal:

(a)
it shall notify Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) of reasonable details thereof (including, without limitation, such details as led the Avis Europe Directors to determine that it is a Superior Proposal) as soon as reasonably practicable (and, in any event, within 24 hours); and

(b)
the Avis Europe Directors shall not withhold, withdraw, change or modify their recommendation of the Acquisition unless Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) fails to:

(i)
within 72 hours of receiving notice from Avis Europe of the Superior Proposal, confirm in writing that it intends to increase its offer price, or otherwise revise its proposal, in a manner which would, in the bona fide opinion of the Avis Europe Directors (having taken advice from their financial advisers), provide equal or superior financial value to Avis Europe Shareholders (and is otherwise on terms which are, in the opinion of the Avis Europe Directors having taken advice from their financial advisers, equal to those contained in the Superior Offer); and

(ii)	within 72 hours of receiving notice from Avis Europe of the Superior Proposal, announce such revised proposal on a regulatory information service.

In the event that Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) satisfies the obligations in (i) and (ii) above, Avis Europe has agreed that the Avis Europe Directors shall continue to recommend the Acquisition (as revised).

16	Disclosure of interests in Avis Europe

Save as described above, as at the close of business on 10 June 2011 (being the latest practicable date prior to the date of this announcement), neither Avis Budget nor AE Consolidation, their respective directors (nor their close relatives and related trusts) nor, so far as Avis Budget or AE Consolidation are aware, any party acting in concert with Avis Budget or AE Consolidation for the purposes of the Proposals, owns or controls or holds any Shares or any securities convertible or exchangeable into, or rights to subscribe for or purchase, or holds any options to purchase Shares or has entered into any derivative referenced to securities of Avis Europe which remains outstanding.

Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) confirms that it is, on the date of this announcement, making an Opening Position Disclosure, setting out the details required to be disclosed by it under Rule 8.1(a) of the City Code.

17	De-listing and re-registration

It is intended that Avis Europe apply to the London Stock Exchange and the UK Listing Authority respectively for the cancellation of the admission to trading of Avis Europe Shares on the London Stock Exchange’s main market for listed securities and the listing of the Avis Europe Shares on the Official List, in each case with effect from the Effective Date.

On the Effective Date, share certificates in respect of Shares will cease to be valid and should be destroyed. In addition, entitlements to Shares held within the CREST system will be cancelled on the Effective Date. It is also proposed that, following the Effective Date, and after the Avis Europe Shares have been cancelled, Avis Europe will be re-registered as a private limited company.

18	Other

The implementation of the Proposals will be governed by English law and will be subject to the applicable requirements of the City Code, the Panel, the FSA and the London Stock Exchange.

The availability of the Proposals to persons who are not resident in the United Kingdom (and their ability to vote on them) may be affected by the laws of the relevant jurisdiction. Any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about and observe any applicable legal and regulatory requirements.

The Proposals will be implemented on the terms and subject to the conditions set out herein and in Appendix I, and to be set out in the Scheme Document and the Forms of Proxy.  Appendix II contains the bases and source notes relating to certain information contained in this announcement.  Appendix IV lists the circumstances in which the undertakings described in paragraph 5 above will fall away.

Certain terms used in this announcement and in the Appendices are defined in Appendix III to this announcement.

In deciding whether or not to vote in favour of the Scheme, Avis Europe Shareholders should rely on the information contained in, and follow the procedures described in, the Scheme Document and Forms of Proxy.

Enquiries:

Avis Budget Group, Inc. Ronald Nelson, (Chairman and Chief Executive Officer)	Tel: +1 212 355 4449 Tel: +44 (0)20 7269 7170
Morgan Stanley (joint financial adviser to Avis Budget) Adrian Doyle Ari Terry Daniel Blank	Tel: +44 (0)20 7425 5000 Tel: +1 212 761 7715
Citi (joint financial adviser to Avis Budget) Philip Robert-Tissot	Tel: +44 (0)20 7986 4000

Grant Kernaghan
Joele Frank, Wilkinson Brimmer Katcher (investor relations adviser to Avis Budget) Jennifer Friedman	Tel: +1 212 355 4449
Financial Dynamics (financial communications adviser to Avis Budget) Jonathan Brill	Tel: +44 (0)20 7269 7170
Avis Europe plc Pascal Bazin, (Chief Executive Officer) Martyn Smith, (Chief Financial Officer)	Tel: +44 (0) 1344 42 6644
Barclays Capital (financial adviser to Avis Europe) Matthew Smith Stuart Ord	Tel: +44 (0)20 7623 2323
RBS Hoare Govett (Corporate Broker to Avis Europe) Sara Hale Harry Nicholas	Tel: +44 (0)20 7678 8000
MHP Communications (public relations adviser to Avis Europe) Andrew Jaques Barnaby Fry Simon Hockridge	Tel: +44 (0)20 3128 8100

Avis Europe will host an investor call at 9:30 a.m. (BST) on 14 June 2011 (the date of this announcement) which can be accessed using the following details:

•	Toll free dial in: 0800 694 2557

•	International dial in: +44 (0) 1452 565 630

•	Conference ID: 75609538

Further information

Morgan Stanley is acting exclusively for Avis Budget and AE Consolidation and no one else in connection with the Acquisition and will not be responsible to anyone other than Avis Budget and AE Consolidation for providing the protections afforded to its clients for providing advice in relation to the Acquisition or in relation to the contents of this announcement or any transaction or any other matters referred to herein.

Citi, which is authorised and regulated in the United Kingdom by the FSA, is acting exclusively for Avis Budget and AE Consolidation and no one else in connection with the Acquisition and will not be responsible to anyone other than Avis Budget and AE Consolidation for providing the protections afforded to its clients for providing advice in relation to the Acquisition or in relation to the contents of this announcement or any transaction or any other matters referred to herein.

Barclays Capital, which is authorised and regulated in the United Kingdom by the FSA, is acting exclusively for Avis Europe and no one else in connection with the Acquisition and will not be responsible to anyone other than Avis Europe for providing the protections afforded to its clients for providing advice in relation to the Acquisition or in relation to the contents of this announcement or any transaction or any other matters referred to herein.

This announcement is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to subscribe for or purchase any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Proposals or otherwise.  The Proposals will be made solely through the Scheme Document, which will contain the full terms and conditions of the Proposals, including details of how to vote in favour of the Proposals. Avis Europe Shareholders are strongly advised to read the Scheme Document carefully when it is available because it will contain important information.  Any acceptance of, or other response to, the Proposals should be made only on the basis of the information in the Scheme Document. The laws of relevant jurisdictions may affect the availability of the Proposals to persons not resident in the United Kingdom and their ability to vote on them.  Persons who are not resident in the United Kingdom, or who are subject to the laws of any jurisdiction other than the United Kingdom, should inform themselves about, and observe, any applicable legal and regulatory requirements.

Whether or not certain Avis Europe Shares are voted at the Court Meeting or the General Meeting, if the Scheme becomes effective, those Avis Europe Shares will be cancelled pursuant to the Scheme in return for the payment of 315 pence per Avis Europe Share.

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable legal and regulatory requirements.  Any failure to comply with the applicable requirements may constitute a violation of the securities laws of any such jurisdiction. This announcement has been prepared for the purpose of complying with English law and the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

Any person (including, without limitation, any custodian, nominee and trustee) who would, or otherwise intends to, or who may have a contractual or legal obligation to, forward this announcement and/or the Scheme Document and/or any other related document to any jurisdiction outside the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction.

Notice to US Investors: The Acquisition is of securities of a UK company by means of a scheme of arrangement under English law. A transaction implemented by means of an English scheme of arrangement is not subject to the US tender offer or proxy rules. Accordingly, the Acquisition is subject to disclosure and procedural requirements and practices applicable in the UK to schemes of arrangement which differ from the disclosure and procedural requirements of the US tender offer and proxy rules as well as other federal securities laws.

Forward-looking statements

This announcement, oral statements made regarding the Acquisition and other information published by Avis Budget, AE Consolidation and Avis Europe may contain statements that are, or may be, forward-looking statements. All statements other than statements of historical facts included in this announcement may be forward-looking statements. Forward-looking statements often use words such as "target", "plan", "believe", "expect", "aim", "intend", "will", "should", "could", "would", "may", "consider", "continue", "forecast" "anticipate", "estimate", "synergy", "cost saving", "project", "goal" or "strategy" or words or terms of similar substance or the negative of such words. Forward-looking statements included herein may include (but are not limited to) statements relating to the following: (i) the expected timetable for implementing the Proposals; (ii) future financial performance, business strategy, projected plans and objectives and future prospects of Avis Budget or Avis Europe; (iii) business and management strategies and the expansion and growth of Avis Budget’s or Avis Europe's operations and potential synergies resulting from the acquisition of Avis Europe by Avis Budget; and (iv) the effects of government regulation on Avis Budget’s or Avis Europe's business.

These forward-looking statements are not guarantees of future performance. They have not been reviewed by the auditors of Avis Budget or Avis Europe. There are a number of unknown or unpredictable factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements, including, among other things, the enactment of legislation or regulation that may impose costs or restrict activities; the re-negotiation of contracts or licences; fluctuations in demand and pricing in the vehicle rental industry; changes in petrol prices; changes in currency exchange rates and/or interest rates;

fluctuations of exchange controls, changes in government policy and taxation; industrial disputes; war and terrorism. These forward-looking statements involve known and unknown risks and uncertainties which may cause them to differ materially from the actual results, performance or achievements expressed or implied by such forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the ability of the person making the statement to control or estimate precisely. These forward-looking statements are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this announcement. All subsequent oral or written forward-looking statements attributable to Avis Budget, AE Consolidation or Avis Europe or any of their respective members, directors, officers or employees or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. All forward-looking statements included in this announcement are based on information available to Avis Budget, AE Consolidation and Avis Europe on the date of this announcement and are made only as of the date of this announcement. Undue reliance should not be placed on such forward-looking statements.

Subject to compliance with their legal and regulatory obligations, Avis Budget, AE Consolidation and Avis Europe do not intend, or undertake any obligation, to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Not a profit forecast

No statement in this announcement is intended as a profit forecast or profit estimate and no statement in this announcement should be interpreted to mean that the future earnings per share of the combined entity, Avis Budget and/or Avis Europe for current or future financial years will necessarily match or exceed the historical or published earnings per share of Avis Budget or Avis Europe.

Publication of this announcement

A copy of this announcement will be available free of charge for inspection on the following website from 12 noon (London time) on 15 June 2011 : www.avis-europe.com

Rule 8 Summary

Under Rule 8.3(a) of the City Code, any person who is, or becomes, “interested” in 1 per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an “Opening Position Disclosure” following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified.

An “Opening Position Disclosure” must contain details of the person’s interests and short positions in, and rights to subscribe for, any “relevant securities” of each of (i) the offeree company and (ii) any paper offeror(s). An “Opening Position Disclosure” by a person to whom Rule 8.3(a) of the City Code applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the “relevant securities” of the offeree company or of a paper offeror prior to the deadline for making an “Opening Position Disclosure” must instead make a “Dealing Disclosure”.

Under Rule 8.3(b) of the City Code, any person who is, or becomes, interested in 1 per cent. or more of any class of “relevant securities” of the offeree company or of any paper offeror must make a “Dealing Disclosure” if the person deals in any “relevant securities” of the offeree company or of any paper offeror. A “Dealing Disclosure” must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any “relevant securities” of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8 of the City Code. A “Dealing Disclosure” by a person to whom Rule 8.3(b) of the City Code applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an “interest” in “relevant securities” of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3 of the City Code.

“Opening Position Disclosures” must also be made by the offeree company and by any paper offeror and “Dealing Disclosures” must also be made by the offeree company, by any paper offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4 of the City Code).

Details of the offeree and offeror companies in respect of whose relevant securities “Opening Position Disclosures” and “Dealing Disclosures” must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of “relevant securities” in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an “Opening Position Disclosure” or a “Dealing Disclosure”, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

Terms in quotation marks are defined in the City Code, which can also be found on the Panel's website.

In accordance with Rule 2.10 of the City Code, Avis Europe confirms that at the close of business on 13 June 2011, it had 195,610,761 ordinary shares of 10p each in issue. The ISIN reference for the ordinary shares is GB00B693LN18.

APPENDIX I

CONDITIONS TO THE IMPLEMENTATION OF THE SCHEME

AND THE PROPOSALS

The Acquisition will, if it is implemented by way of the Scheme, be conditional upon the Scheme becoming unconditional and effective by not later than 21 October 2011 or such later date (if any) as Avis Europe and Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) may, with the consent of the Panel, agree and the Court may allow.

1.           Conditions of the Scheme.  The Scheme will be conditional upon:

(a)
the approval of the Scheme by a majority in number, representing not less than 75 per cent. in value, of those Scheme Shareholders who are present and vote, either in person or by proxy, at the Court Meeting or at any adjournment thereof;

(b)
all resolutions in connection with or required to approve and implement the Scheme (as set out in the notice of the General Meeting) being duly passed by the requisite majority or majorities at the General Meeting or at any adjournment thereof;

(c)
the sanction (without modification or, as agreed by Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) and Avis Europe, with modification) of the Scheme and the Capital Reduction by the Court; and

(d)
the delivery of office copies of the Court Orders together with the Statement of Capital to the Registrar of Companies for registration and, in the case of the Second Court Order and the Statement of Capital, if the Court so orders, the registration of the Second Court Order and the Statement of Capital.

2.
Conditions of the Acquisition.  The Acquisition is also conditional upon satisfaction, fulfilment or waiver (if capable of waiver) of the following conditions (and Avis Europe and Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) have agreed that the necessary action to make the Scheme effective will not be taken unless the following conditions have been satisfied, fulfilled or waived (if capable of waiver)):

(a)
except as Disclosed, there being no provision of any agreement, arrangement, licence, permit, franchise or other instrument to which any member of the Wider Avis Europe Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject or any circumstance or event of which the Avis Europe Directors are aware which (in either case) in consequence of the Scheme, the Acquisition or the proposed cancellation of any shares or other securities in Avis Europe or because of a change in the control or management of Avis Europe or otherwise, might reasonably be expected to result in each case to an extent which is material and adverse in the context of the Avis Europe Group taken as a whole:

(i)
any moneys borrowed by or any other indebtedness (actual or contingent) of, or grant available to, any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited;

(ii)
any such agreement, arrangement, licence, permit, franchise or instrument or the rights, liabilities, obligations or interests of any such member thereunder being, terminated or adversely modified or affected or any adverse action being taken or any obligation or liability arising thereunder;

(iii)
any assets or interests of any such member being or falling to be disposed of, charged or ceasing to be available to any such member or any right arising under which any such asset or interest could be required to be disposed of, charged or ceasing to be available to any such member other than in the ordinary and usual course of business;

(iv)
the creation or enforcement of any mortgage, charge or other security interest over the whole of any part of the business, property or assets of any such member or any such mortgage, charge or other security interest (wherever created, arising or having arisen) becoming enforceable;

(v)
the interests or the business of any such member in or with any other person, firm, company or body (or any arrangement or arrangements relating to any such interests or business) being terminated, or adversely modified or affected;

(vi)	the financial or trading position of any such member being prejudiced or adversely affected;

(vii)	any such member ceasing to be able to carry on business under any name under which it presently does so; or

(viii)	the creation of any liability, actual or contingent, by any such member other than in the ordinary and usual course of business,

and, save as Disclosed, no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Avis Europe Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, would or might reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (viii) of this condition (a) which would in each case be material and adverse in the context of the Avis Europe Group taken as a whole;

(b)
save as Disclosed, no Third Party having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps which would or might reasonably be expected (in each of paragraphs (i) to (vii) below to an extent which is material and adverse in the context of the Avis Europe Group taken as a whole) to:

(i)
require, prevent or delay the divestiture, or materially alter the terms envisaged for any proposed divestiture, by any member of the Avis Budget Group or any member of the Wider Avis Europe Group of all or any material portion of their respective businesses, assets or property or impose any material limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof;

(ii)	require, prevent or delay the divestiture by any member of the Avis Budget Group of any shares or other securities in any member of the Avis Europe Group;

(iii)
impose any limitation on, or result in a delay in, the ability of any member of the Avis Budget Group directly or indirectly, to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider Avis Europe Group or the Avis Budget Group or to exercise management control over any such member;

(iv)
make the Proposals or their implementation or the Acquisition or proposed acquisition by Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) of any shares or other securities in, or control of, Avis Europe void, illegal and/or unenforceable under the laws of any relevant jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise interfere with the same or impose additional material conditions or obligations with respect thereto, or otherwise challenge or interfere therewith in a material way;

(v)
require Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) or any member of the Wider Avis Europe Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider Avis Europe Group or the Avis Budget Group owned by any third party (other than in the implementation of the Proposals or the Acquisition);

(vi)	impose any limitation on the ability of any member of the Wider Avis Europe Group to co-ordinate its business, or any part of it, with the businesses of any other member;

(vii)
result in any member of the Wider Avis Europe Group ceasing to be able to carry on business under any name under which it presently does so to an extent that is material in the context of the Avis Europe Group taken as a whole; or

(viii)	materially adversely affect the business, assets or profits of the Avis Europe Group (taken as a whole) or the Avis Budget Group (taken as whole),

and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any relevant jurisdiction in respect of the Acquisition, having expired, lapsed or been terminated;

(c)	save as Disclosed, since 31 December 2010, no member of the Wider Avis Europe Group having:

(i)
authorised, issued or proposed the issue of additional shares of any class other than any such issue by a wholly-owned subsidiary of Avis Europe to Avis Europe or the issue of Shares in accordance with the requirements of, or entitlements of participants under, the Avis Europe Share Schemes, save as contemplated pursuant to the Scheme or the Implementation Agreement;

(ii)
authorised, issued or agreed to issue or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities other than any such issue by a wholly-owned subsidiary of Avis Europe to Avis Europe or the grant of awards or options under the Avis Europe Share Schemes;

(iii)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(iv)
other than in connection with the Proposals and the implementation of the Acquisition and save for transactions with another member of the Avis Europe Group, merged with, or demerged from, any body corporate, partnership or business or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) that is material in the context of the Avis Europe Group taken as a whole or authorised or proposed or announced any intention to propose any such merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest;

(v)	made or authorised or proposed or announced an intention to propose any change in its loan capital;

(vi)	issued, authorised or proposed the issue of any debentures;

(vii)
incurred or increased any material indebtedness or become subject to any material liability (actual or contingent) other than with another member of the Avis Europe Group or in the ordinary and usual course of business;

(viii)
other than in connection with the Proposals or the Acquisition, purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or made any other change to any part of its share capital and other than transactions between members of the Avis Europe Group;

(ix)
other than in connection with the Proposals, entered into, implemented, effected or authorised, proposed or announced its intention to implement, any merger, demerger, reconstruction, amalgamation, scheme, commitment or other transaction or arrangement in respect of itself or another member of the Wider Avis Europe Group which is material in the context of the Avis Europe Group taken as a whole;

(x)
entered into or materially changed the terms of any contract, agreement or arrangement with any director of Avis Europe or any Senior Executive (save for any increase in remuneration provided under the terms of the relevant contract, agreement or arrangement);

(xi)
entered into or varied or authorised any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which:  (A) is of a long term, or onerous nature or magnitude or which involves an obligation of such nature or magnitude; or (B) which is or would (with the giving of notice, lapsing of time or satisfaction of any condition) be restrictive on any business of any member of the Wider Avis Europe Group, and which is material in the context of the Avis Europe Group taken as a whole, other than to a nature and extent which is normal in the context of the business concerned;

(xii)
taken any corporate action or had any legal proceedings instituted or threatened against it for its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed in any relevant jurisdiction;

(xiii)	waived, settled or compromised any claim (other than in the ordinary and usual course of business) which is material in the context of the Wider Avis Europe Group taken as a whole;

(xiv)	other than in connection with the Proposals, made any material alteration to its memorandum and articles of association;

(xv)
been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or substantial part of its business;

(xvi)
otherwise than with the consent of Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) or as required for the implementation of the Scheme or the Acquisition or as contemplated pursuant to the Implementation Agreement, amended or modified any material terms of any share option scheme or share incentive scheme of the Wider Avis Europe Group which would have a material adverse effect on the Wider Avis Europe Group taken as a whole; or

(xvii)
entered into any contract, commitment, arrangement or agreement or passed any resolution or made any offer (which remains open for acceptance) with respect to, or announced any intention to effect, any of the transactions, matters or events referred to in this condition 2(c);

(d)           save as Disclosed, since 31 December 2010:

(i)
no material adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member or members of the Wider Avis Europe Group, in each case to an extent which is material in the context of the Wider Avis Europe Group taken as a whole;

(ii)
no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Avis Europe Group is or may become a party (whether as a claimant, defendant or otherwise), and, other than as a result of the Proposals, no enquiry or investigation by any Third Party against or in respect of any member of the Wider Avis Europe Group, having been instituted, announced or threatened by or against or remaining outstanding in respect of any member of the Wider Avis Europe Group which in any such case would or might reasonably be expected to materially and  adversely affect the Wider Avis Europe Group taken as a whole;

(iii)
no contingent or other liabilities relating to any member of the Wider Avis Europe Group having arisen or been incurred or materially increased which might reasonably be expected to materially and adversely affect the Wider Avis Europe Group taken as a whole; and

(iv)
no steps having been taken which are expected to result in the withdrawal, cancellation or termination without replacement of any material licence held by any member of the Wider Avis Europe Group which is necessary or appropriate for the proper carrying on of its business and the withdrawal, cancellation or termination of which would be material in the context of the Wider Avis Europe Group taken as a whole; and

(e)	save as Disclosed, Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) not having discovered after the date of this announcement:

(i)
that any financial, business or other information concerning the Wider Avis Europe Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Wider Avis Europe Group is misleading, contains any misrepresentation of fact or omits to state a fact necessary to make any information contained therein not misleading and such information has not been corrected by a subsequent announcement to a Regulatory Information Service by or on behalf of any member of the Wider Avis Europe Group; or

(ii)
that any member of the Wider Avis Europe Group is subject to any liability (contingent or otherwise) which is not disclosed in the annual report and accounts of Avis Europe for the year ended 31 December 2010 and which was required to have been so disclosed which is material in the context of the Wider Avis Europe Group taken as a whole.

3.
Subject to the requirements of the Panel, Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) reserves the right to waive all or any of the above conditions, in whole or in part, except the conditions contained in paragraph 1, which cannot be waived. The Proposals will not proceed and the Scheme will not become effective unless all the above conditions are fulfilled or (if capable of waiver) waived or, where appropriate, determined by Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) to have been satisfied and to remain satisfied by 11:59 p.m. on the date immediately preceding the date of the First Court Hearing, failing which the Proposals will lapse (unless otherwise agreed by Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) and Avis Europe). Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) shall be under no obligation to waive or treat as fulfilled any of the conditions contained in paragraph 2 by a date earlier than the latest date specified above for their fulfilment notwithstanding that the other conditions may at such earlier date have been waived or fulfilled and that there are, at such earlier date, no circumstances indicating that any such conditions may not be capable of fulfilment.

4.
Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) has separately agreed with Avis Europe that it will not seek to rely on or invoke any condition to the Scheme if and to the extent the fact, matter, event or circumstance that may prevent the fulfilment or satisfaction of the relevant condition has been Disclosed to Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) and its advisers in the data room set up by Avis Europe in the course of negotiations in connection with the Acquisition.

5.
If Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) is required by the Panel to make an offer for Shares under the provisions of Rule 9 of the City Code, Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) may make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.

6.
The availability of the Proposals to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable legal and regulatory requirements.

7.
The Proposals will be on the terms and will be subject, inter alia, to the conditions which are set out in this Appendix and those terms which will be set out in the Scheme Document and such further terms as may be required to comply with the provisions of the City Code.

8.
Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) reserves the right, following consultation with Avis Europe and with the consent of the Panel, to elect to implement the Acquisition by way of a Takeover Offer. In such event, such offer will be implemented on the same terms (subject to appropriate amendments, including (without limitation) an acceptance condition set at 90 per cent. (or such lesser percentage, being more than 50 per cent., as Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) may decide and the Panel shall approve) in nominal value of the Shares to which such offer relates) so far as applicable as those which would apply to the Scheme. Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) agrees that any such offer shall not lapse due to the non-fulfilment of that acceptance condition prior to the final day set by the Panel, in accordance with the City Code, as “Day 60” unless the Avis Europe Board otherwise agrees.

9.
The Acquisition and the Scheme are governed by English law and are subject to the jurisdiction of the Court.  The Scheme will be subject to the applicable requirements of the City Code, the Panel, the FSA and the London Stock Exchange.

APPENDIX II

BASES AND SOURCES OF INFORMATION

In this announcement:

(a)
The value placed by the Acquisition on the existing share capital of Avis Europe and other statements made by reference to the existing issued share capital of Avis Europe are based upon 195,610,761 Avis Europe Shares in issue on 13 June 2011 (the last Business Day prior to the date of this announcement).

(b)	As at the close of business on 13 June 2011, being the last Business Day prior to the date of this announcement, Avis Europe had in issue 195,610,761 Shares.

(c)
References to the entire issued and to be issued share capital of Avis Europe are based upon (i) 195,610,761 Avis Europe Shares in issue as set out in paragraph (b); and (ii) 6,279,817 Avis Europe Shares that are subject to awards granted under the Avis Europe Share Schemes as at 13 June 2011, being the last Business Day prior to the date of this announcement, being 201,890,578 Avis Europe Shares in aggregate. All options granted by Avis Europe in respect of Avis Europe Shares have been disregarded for such purposes. The value of £636 million for the existing issued and to be issued share capital of Avis Europe which Avis Budget proposes to acquire has been calculated by multiplying 201,890,578 Avis Europe Shares in issue and to be issued by the 315 pence offer price.

(d)	The Closing Prices of Shares are derived from the Daily Official List and represent closing middle market prices for Shares on the relevant dates.

(e)
Unless otherwise stated, the financial information relating to Avis Europe is extracted from the audited financial statements of Avis Europe for the year ended 31 December 2010 and the year ended 31 December 2009.

(f)
References to Avis Europe 2010 Corporate EBITDA are to €118.5 million derived from the audited financial statements of Avis Europe as at and for the period ending 31 December 2010 calculated as Underlying EBITDA less fleet depreciation and fleet interest expense, as set out in the table below  Fleet depreciation includes depreciation on vehicles - owned, depreciation on vehicles - under finance lease, adjustments arising on differences between sales proceeds and depreciated amount - fleet, and net operating lease charge on manufacturer repurchase agreements.  Fleet interest expense is defined as interest payable under finance lease obligations.

2010 (€m)
Underlying EBITDA	€372.3
Depreciation on vehicles - owned	(94.5)
Depreciation on vehicles - under finance lease	(10.8)
Adjustments arising on differences between sales proceeds and depreciated amount - fleet	2.7
Net operating lease charge on manufacturer repurchase agreements	(143.4)
Interest payable under finance lease obligations	(7.8)
Avis Europe 2010 Corporate EBITDA	€118.5

(g)           Reference to transaction value is to €1,038.2 million which consists of:

•
equity value of €721.4 million (£636.0 million) calculated as the consideration of 315 pence in cash for each issued and to be issued Avis Europe Share.  Assumes £ to € exchange rate of 1.134 as of 13 June 2011; and

•	net corporate debt of €316.8 calculated as €548.5 million of corporate debt (total debt excluding finance leases) less cash and short-term deposits of €231.7 million as of 31 December 2010.

APPENDIX III

DEFINITIONS

The following definitions apply throughout this announcement, unless the context requires otherwise:

“Acquisition”	the acquisition of the entire issue and to be issued share capital of Avis Europe by Avis Budget to be implemented by the Proposals and in accordance with the terms of this announcement
“Acting in Concert”	has the meaning given in the City Code
“AE Consolidation”	AE Consolidation Limited;
“Associate”	has the meaning given in section 988 of the Companies Act
“Authorisations”	authorisations, orders, grants, recognitions, determinations, confirmations, consents, licences, clearances, certificates, permissions or approvals
“Avis Budget”	Avis Budget Group, Inc.
“Avis Budget Group”	Avis Budget and its subsidiary undertakings
“Avis Europe” or the “Company”	Avis Europe plc
“Avis Europe Directors” or “Directors of Avis Europe”	the board of directors of Avis Europe
“Avis Europe Group” or “Group”	Avis Europe and its subsidiary undertakings
“Avis Europe Optionholders” or “Optionholder”	a holder of option(s) under the Avis Europe Share Schemes
“Avis Europe Share Schemes”
Avis Europe Long Term Incentive Plan, the Avis Europe Share Retention Plan, the Avis Europe UK Approved Share Option Scheme, the Avis Europe Unapproved Option Scheme and the Avis Europe International Share Option Scheme (which includes a French Approved Option Scheme)

“Avis Europe Shareholders”	the Holders of Shares
“Barclays Capital”	Barclays Capital, the investment banking division of Barclays Bank Plc, financial adviser to Avis Europe
“Business Day”	any day other than a Saturday, Sunday or public holiday on which banks are generally open for business in London
“Capital Reduction”	the reduction of the share capital of Avis Europe under section 641(1)(b) of the Companies Act by the cancellation and the extinguishing of the Scheme Shares to be effected as part of the Scheme
“Citi”	Citigroup Global Markets Limited, joint financial adviser to Avis Budget
“City Code”	The City Code on Takeovers and Mergers
“Closing Price”	the closing middle market quotation of an Avis Europe Share as derived from the Daily Official List
“Companies Act”	the Companies Act 2006, as amended or re-enacted from time to time
“Competing Proposal”
a proposal in respect of an offer, scheme of arrangement, merger or business combination or similar transaction (whether or not subject to any pre-conditions) or any revisions thereof proposed by a third party which is not acting in concert (as defined in the City Code) with Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) and the purpose of which is to enable that third party (or any other person) to acquire all or a significant proportion (being, in this case, 30 per cent. or more when aggregated with shares already held by the third party and anybody acting in concert (as defined in the City Code) with that third party) of the issued share capital of Avis Europe, or all or a significant proportion of its undertaking, assets or business, or any other arrangement or transaction or series of the same which would be inconsistent with the implementation of the Scheme;

implementation of the Scheme;
“Consideration”	the cash consideration of 315 pence per Avis Europe Share payable under the terms of the Proposals
“Court”	the High Court of Justice of England and Wales
“Court Meeting”
the meeting of the Avis Europe Shareholders (and any adjournment thereof) to be convened by order of the Court pursuant to section 896 of the Companies Act for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment)

“Court Orders”	the First Court Order and the Second Court Order
“Daily Official List”	the daily official list of the London Stock Exchange
“D’Ieteren”	D’Ieteren Car Rental s.a.
“Disclosed”
(i)as disclosed in the annual report and accounts of the Avis Europe Group for the period ended 31 December 2010; or
(ii)as publicly announced by Avis Europe (through a Regulatory Information Service) prior to the date hereof; or
(iii)  as otherwise fairly disclosed (in sufficient detail to allow Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) to identify the nature and scope of the relevant fact, matter, event or circumstance) before the date of this announcement in the data room set up by Avis Europe in the course of negotiations in connection with the Acquisition

“DMS”	dealer management systems
“Effective Date”	the day on which the Capital Reduction becomes effective in accordance with its terms

“Euro” or “€”	the lawful currency of the member states of the Economic Monetary Union (EMU) of the European Union
“First Court Hearing”	the hearing of the Court of the claim form to sanction the Scheme
“First Court Order”	the order of the Court sanctioning the Scheme under Part 26 of the Companies Act
“Forms of Proxy”	the forms of proxy in relation to the Court Meeting and the General Meeting
“FSA”	the Financial Services Authority
“FSMA”	the Financial Services and Markets Act 2000 (as amended from time to time)
“General Meeting”
the general meeting of Avis Europe Shareholders (and any adjournment thereof), to be convened to consider and, if thought fit approve, certain resolutions in connection with the Scheme and the Capital Reduction

“Holder”	a registered holder
“Implementation Agreement”	the implementation agreement between Avis Budget and Avis Europe dated 14 June 2011 relating, inter alia, to the implementation of the Scheme
“Listing Rules”	the Listing Rules of the UK Listing Authority
“London Stock Exchange”	London Stock Exchange plc or its successor
“Meetings”	the Court Meeting and/or the General Meeting, as the case may be and “Meeting” means any one of them
“Morgan Stanley”	Morgan Stanley, joint financial adviser to Avis Budget
“Official List”	the Official List maintained by the UK Listing Authority

“Ordinary Shares”	unconditionally allotted and fully paid ordinary shares of £0.10 each in the share capital of Avis Europe
“Panel”	the UK Panel on Takeovers and Mergers
“Proposals”
the offer by Avis Budget to acquire of all of the issued and to be issued share capital of Avis Europe proposed to be effected by means of the Scheme and otherwise implemented as detailed in this announcement and other matters to be considered at the Meetings

“Registrar of Companies”	the Registrar of Companies in England and Wales
“Regulatory Information Service”
any of the services approved by the London Stock Exchange for the distribution to the public of announcements and included within the list maintained on the London Stock Exchange's website, www.londonstockexchange.com

“Scheme”
the takeover offer by way of scheme of arrangement proposed to be made under Part 26 of the Companies Act between Avis Europe and the Holders of Scheme Shares, with or subject to any modification, addition or condition approved or imposed by the Court and agreed by Avis Europe, AE Consolidation and the Panel

“Scheme Document”
the document to be posted to Avis Europe Shareholders and others containing, among other things, an explanatory statement containing the terms and conditions of the Proposals, certain information about Avis Europe, Avis Budget, the Scheme and the notices of the Meetings

“Scheme Record Time”	the time and date specified in the Scheme Document which is expected to be 6.00 p.m. on the Business Day immediately preceding the date of the Second Court Hearing
“Scheme Shares”	Avis Europe Shares: (a)in issue at the date of the Scheme Document; (b)(if any) issued after the date of the Scheme

Document and prior to the Voting Record Time; and
(c)(if any) issued on or after the Voting Record Time and before the Scheme Record Time either on terms that the original or any subsequent Holders thereof shall be bound by the Scheme or in respect of which the holder shall have agreed in writing to be, bound by the Scheme, but excluding any Avis Europe Shares which are beneficially held by AE Consolidation or its nominees

“Second Court Hearing”	the hearing by the Court of the claim form to confirm the Capital Reduction
“Second Court Order”
the order of the Court confirming the Capital Reduction under section 648 of the Companies Act provided for by the Scheme and authorising the re-registration of Avis Europe as a private company under section 651 of the Companies Act

“Senior Executive”
the following employees of the Avis Europe Group: Pascal Bazin, Martyn Smith, Wolfgang Neumann, Roberto Lucchini, John McNicholas, Kevin Bradshaw, Jan Loning, Stephane Soille, Jacques Brun and Massimo Marsili

“Shares” or “Avis Europe Shares”	has the same meaning as Ordinary Shares
“Special Resolution”
the special resolution to be proposed to be passed at the General Meeting in connection with, inter alia, amendments to be made to the articles of association of Avis Europe, the approval of the Scheme and the sanctioning of the related Reduction of Capital and the re-registration of Avis Europe under section 651 of the Companies Act

“Statement of Capital”	the statement of capital (approved by the Court) showing with respect to Avis Europe’s share capital, as altered by the Second Court Order, the information required by section 649 of the Companies Act

“Sterling” or “£”	pounds sterling, being the lawful currency for the time being of the United Kingdom and references to “pence” shall be construed accordingly
“subsidiary” “subsidiary undertaking”, “associated undertaking” or “undertaking”	shall be construed in accordance with the Companies Act
“Superior Proposal”
a bona fide Competing Proposal for the entire issued and to be issued share capital of Avis Europe or for all or substantially all of its assets, which the Avis Europe Directors consider, acting reasonably and in good faith and after consultation with their legal and financial advisers, is likely to be completed on its terms taking into account all financial, regulatory and other aspects of such proposal (including the ability of the proposing party to consummate the transactions contemplated by such proposal) and which, if consummated, would be superior to the Acquisition from a financial point of view for Avis Europe Shareholders and which the Avis Europe Directors are minded to recommend

“Takeover Offer”
should Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) elect to attempt to implement the Proposals by way of a takeover offer (as that term is defined in the Companies Act), the recommended offer to be made by Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) to acquire all of the issued and to be issued Shares and, where the context admits, any subsequent revisions, variations, extensions or renewal of such offer

“Third Party”
any central bank, government, government department or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, authority (including any national anti-trust or merger control authority), trade agency, court, association, institution or professional or environmental body, works council or employee representative body, or any other person or body whatsoever in any jurisdiction, including, for the avoidance of doubt, the Panel
“UK Listing Authority”	the FSA acting in its capacity as the competent authority for listing under FSMA
“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland and its dependent territories
“United States”, “US” or “USA”
the United States of America, its territories and possessions, any State of the United States of America, the District of Columbia and all other areas subject to its jurisdiction or any political subdivision thereof

“US$” or “$”	United States dollars, the lawful currency of the United States
“Voting Record Time”
the time and date specified in the Scheme Document by reference to which entitlement to vote at the Court Meeting will be determined and which is expected to be 6.00 p.m. on the Business Day prior to the day immediately before the Court Meeting

“Wider Avis Europe Group”	Avis Europe and the subsidiaries and subsidiary undertakings of Avis Europe (including, for the avoidance of doubt, Anji Car Rental and Leasing Company Limited and Mercury Car Rentals Limited)

APPENDIX IV

DETAILS OF IRREVOCABLE UNDERTAKINGS

Directors

The Avis Europe Directors who hold Avis Europe Shares, being W.A. Cathcart, Pierre Alan De Smedt, Pascal Bazin, Martyn Smith and Les Cullen, have irrevocably undertaken to vote in favour of the Scheme at the Court Meeting and each of the resolutions to be proposed at the General Meeting as follows:

	Number of Shares	Percentage of existing issued ordinary share capital
W.A. Cathcart	94,216	0.05
Pierre Alain De Smedt	101,844	0.05
Pascal Bazin	171,521	0.09
Martyn Smith	57,235	0.03
Les Cullen	4,250	De minimis
Total	429,066	0.22
Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) has received irrevocable undertakings from those Avis Europe Directors who hold Shares in respect of their own beneficial holdings of Avis Europe Shares, representing approximately 0.22 per cent. of the existing issued share capital of Avis Europe:

(a)	to vote in favour or procure the vote in favour of the Scheme and each of the resolutions to be proposed at the General Meeting; and

(b)	if the Acquisition is structured as a Takeover Offer, to accept or procure the acceptance of such offer.

The irrevocable undertakings given by the Avis Europe Directors will lapse if:

(a)
Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) announces, with the consent of the Panel, that it does not intend to make or proceed with the Acquisition and no new, revised or replacement Takeover Offer or Scheme is announced in accordance with Rule 2.5 of the City Code at the same time; or

(b)	the Takeover Offer or Scheme lapses or is withdrawn (and no new, revised or replacement Scheme or Takeover Offer has been announced, in accordance with Rule 2.5 of the City Code, in its place or is announced, in accordance with Rule 2.5 of the City Code, at the same time).

Institutional Shareholders

The following institutional shareholders have given irrevocably undertaken to vote in favour of the Scheme at the Court Meeting and each of the resolutions to be proposed at the General Meeting as follows:

	Number of Shares	Percentage of existing issued ordinary share capital
D’Ieteren	116,574,579	59.6
Total	116,574,579	59.6
D’Ieteren

Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) has received an irrevocable undertaking from D’Ieteren in respect of 116,574,579 Shares (representing approximately 59.6 per cent. of the existing issued share capital of Avis Europe):

(a)	to vote in favour or procure the vote in favour of the Scheme and each of the resolutions to be proposed at the General Meeting; and

(b)	if the Acquisition is structured as a Takeover Offer, to accept or procure the acceptance of such offer.

In return for giving the irrevocable undertaking listed above, in the event that the Scheme does not become effective because the relevant resolutions are not passed at the Court Meeting or the General Meeting or because the Court fails to sanction the Scheme then, subject to the consent of the Panel being obtained, AE Consolidation has agreed that it will (or will procure that a member of the Avis Budget Group will) use its reasonable endeavours to announce and make a Takeover Offer on terms no less favourable than those set out in this announcement as soon as possible thereafter (save that the acceptance condition to such Takeover Offer shall be AE Consolidation and/or any member of the Avis Budget Group agreeing to acquire, pursuant to the Takeover Offer, shares in Avis Europe carrying, in aggregate, more than 75 per cent. of the voting rights attaching to the issued and to be issued share capital of Avis Europe).

The irrevocable undertaking given by D’Ieteren will lapse if:

(a)
the Scheme Document is not dispatched to Avis Europe Shareholders on or before 12 July 2011 or such later time as may be agreed by the Panel, save that, if prior to the publication of the Scheme Document Avis Budget (acting through its indirect, wholly-owned subsidiary, AE Consolidation) elects to proceed by way of a Takeover Offer, then the foregoing date in this paragraph (a) shall be extended to a date which is 28 days after the date of publication of the press announcement announcing the change from a Scheme to a Takeover Offer and the reference to “Scheme Document” shall be Offer Document; or

(b)	the Takeover Offer or Scheme lapses or is withdrawn or does not complete or is not capable of completion by 3 October 2011.